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                                   CLASS IB
                            DISTRIBUTION AGREEMENT

         AGREEMENT, dated as of July 8, 1996 by and between The Hudson River Trust (the "Trust") and Equitable Distributors, Inc. (the "Distributor").

                                  WITNESSETH:

         WHEREAS, the Trust is a Massachusetts business trust whose shareholders are and will be separate accounts in unit investment trust form ("Eligible Separate Accounts") of insurance companies;

         WHEREAS, variable insurance and annuity product ("Variable Products") net premiums, contributions and considerations will be allocated to Eligible Separate Accounts for investment in the Trust;

         WHEREAS, the Trust's shares may not be sold separately from the Variable Products;

         WHEREAS, the Trust has adopted a distribution plan in respect of its Class IB shares pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Investment Company Act");

         WHEREAS, the Trust desires the Distributor to undertake marketing activities with respect to Class IB shares of the Trust's constituent Portfolios and to compensate the Distributor for services rendered and expenses borne (including payments made to third parties) in connection therewith;

         WHEREAS, the Trust is registered as an open end investment company under the Investment Company Act;

         WHEREAS, the Investment Company Act prohibits any principal underwriter for a registered open end investment company from offering for sale, selling, or delivering after sale any security of which such company is the issuer, except pursuant to a written contract with such company, and the Distributor will be a principal underwriter for sale of Class IB shares issued by the Trust;

         WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 ("Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc.
("NASD");

         NOW THEREFORE, the Trust and the Distributor agree as follows:

         Section 1. The Trust has ratified a Policy on Conflicts (the "Policy"), which was adopted by the Board of Directors of the Hudson River Fund, Inc., predecessor of the Trust. This Agreement shall be subject to the provisions of the Policy, the terms of which are incorporated herein by reference, made a part hereof and controlling. The Policy may be amended or superseded, without prior notice, and this Agreement shall be deemed amended to the extent the Policy is amended or superseded. The Distributor represents and warrants that it will act in a manner consistent with such Policy as so set forth and as it may be amended or superseded, so long as it is a principal underwriter of the Class IB shares of the Trust. This provision shall survive the termination of this Agreement.

         Section 2. The Distributor is hereby authorized, from time to time, to enter into separate written agreements ("Sales Agreements" or, individually, a "Sales Agreement"), on terms and conditions not inconsistent with this Agreement, with insurance companies which have Eligible Separate Accounts and which agree to participate in the distribution of the Trust's Class IB shares, directly or through affiliated broker dealers (collectively, with the insurance companies the "Participating Insurance Companies"), by means of distribution of Variable Products and to use their best efforts to solicit applications for Variable Products. The Distributor may not enter into any Sales Agreement with any Participating Insurance Company that is more favorable than that maintained with any other Participating Insurance Company and Eligible Separate Account, except that not all portfolios of the Trust need be made available for investment

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by all Participating Insurance Companies, Eligible Separate Accounts or
Variable Products. Each Sales Agreement shall be entered into jointly with the Participating Insurance Company and the Eligible Separate Accounts.

         Section 3. Such Participating Insurance Companies and their agents or representatives soliciting applications for Variable Products shall be duly and appropriately licensed, registered or otherwise qualified for the sale of Variable Products under any applicable insurance laws and any applicable securities laws of one or more states or other jurisdictions in which Variable Products may be lawfully sold. Each such Participating Insurance Company shall, when required by law, be both registered as a broker dealer under the Securities Exchange Act and a member of the NASD. Each such Participating Insurance Company shall agree to comply with all laws and regulations whether federal or state, and whether relating to insurance, securities or other general areas, including but not limited to the record-keeping and sales supervision requirements of such laws and regulations.

         Section 4. The Trust's shares are divided into series, each representing a different portfolio of investments ("Portfolios") and each series is further divided into Class IA and Class IB shares. The Trust Portfolios and any restrictions on availability relating thereto are set forth in Schedule A hereto, which may be amended from time to time.

         Purchases and redemptions of the Trust's Class IB shares of each Portfolio shall be at the net asset value therefor, computed as set forth in the most recent relevant Prospectus and Statement of Additional Information relating to the Trust contained in its Registration Statement of Form N-1A, file No. 2-94996, or any amendments thereto (respectively, "Trust Prospectus" and "SAI"), and any supplements thereto. Trust shares may not be sold or transferred except to an Eligible Separate Account with the prior approval of the Trust's Board of Trustees.

         Section 5. As compensation for services rendered and expenses borne in connection with the distribution of Class IB shares, each Portfolio shall pay the Distributor a monthly fee (payable on or before the fifth business day of the following month) at a rate equal to .25% per annum of the average daily net assets of the Portfolio attributable to Class IB shares. The Distributor may, but need not, pay or charge Participating Insurance Companies pursuant to agreements as described in Section 2.

         Section 6. The Trust represents to the Distributor that the Trust Prospectus and SAI, as of their respective effective dates, contain all statements and information which are required to be stated therein by the Securities Act of 1933 and in all respects conform to the requirements thereof, and neither the Trust Prospectus nor the SAI include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing representations shall not apply to information contained in or omitted from the Trust Prospectus and SAI in reliance upon, and in conformity with, written information furnished by the Distributor specifically for use in the preparation thereof.

         In this connection, the Distributor acknowledges that the day-to-day operations of the Trust, including without limitation, investment management, securities brokerage allocation, cash control, accounting, record keeping and other administrative, marketing and regulatory compliance functions, are carried on and may in the future be carried on by the Equitable Life Assurance Society of the United States ("Equitable"), affiliates of Equitable, and other parties unaffiliated with Equitable on behalf of the Trust (collectively, the "Preparing Parties"), under various agreements and arrangements, and that such activities in large measure provide the basis upon which statements and information are included or omitted from the Trust Prospectus and SAI. The Distributor further acknowledges that because of the foregoing arrangements, the preparation of the Trust Prospectus or SAI is substantially in the control of the Preparing Parties, subject to the broad supervisory authority and responsibility of the Trust's Board of Trustees, and

                                      2

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that essentially, the only Trust Prospectus or SAI information not independently known to, or prepared by, the Preparing Parties is personal information as to each Trustee's full name, age, background, business experience and other personal information that may require disclosures under securities laws and for which the Preparing Parties necessarily must rely on each such Trustee to produce.

         Section 7. The Trust will periodically prepare Prospectuses (and, if applicable, SAIs) and any supplements thereto, proxy materials and annual and semi-annual reports (collectively, the "Documents") and shall make camera ready copy available to the Distributor for reproduction by the Distributor or the Participating Insurance Companies. Subject to the prior approval of the Trust's officers, the Trust shall pay the cost of printing and mailing Documents which are distributed to existing owners of Variable Products, provided that the Distributor or the Participating Insurance Companies shall be required to submit documentation in support of such expenses which is satisfactory to the officers of the Trust. The Trust shall not pay the cost of printing or mailing Documents except as specified in this Section 7. The Trust will use its best efforts to provide notice to the Distributor of anticipated filings or supplements. The Distributor or the Participating Insurance Companies may alter the form of some or all of the Documents, with the prior approval of the Trust's officers. Any preparation costs associated with altering the form of the Documents will be borne by the Distributor or the Participating Insurance Companies, not the Trust.

         Section 8. The Distributor and officers of the Trust may from time to time authorize descriptions of the Trust for use in sales literature or advertising by the Participating Insurance Companies (including brochures, letters, illustrations and other similar materials, whether transmitted directly to potential applicants or published in print or audio-visual media), which authorization will not be unreasonably withheld or delayed.

         Section 9. The Distributor shall furnish to the Trust, at least quarterly, reports as to the sales of Trust shares made pursuant to the Agreement. These reports may be combined with any similar report prepared by the Distributor or any of the Preparing Parties.

         Section 10. The Distributor shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Distributor, the Trust or any Participating Insurance Company, present or future, any information, reports or other material which any such body by reason of this Agreement may request or require as authorized by applicable laws or regulations.

         Section 11. This Agreement shall be subject to the provisions of the Investment Company Act, the Securities Exchange Act and the Securities Act of 1933 and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the Investment Company Act and no-action positions as the Securities and Exchange Commission or its staff may grant, and the terms thereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, (a) the term "assigned" shall not include any transaction exempted from section 15(b)(2) of the Investment Company Act and (b) the vote of the persons having voting rights in respect of the Trust referred to in Section 12 shall be the affirmative votes of the lesser of (i) the holders of more than 50% of all votes in respect of Class IB shares entitled to be cast in respect of the Trust or (ii) the holders of at least 67% of the votes in respect of Class IB shares which are present at a meeting of such persons if the holders of more than 50% of the votes in respect of Class IB shares entitled to be cast in respect of the Trust are present or represented by proxy at such meeting, in either case voted in accordance with the provisions of the Policy.

         Section 12. This Agreement shall continue in effect only so long as such continuance is specifically approved at least annually by a majority of the Trustees of the Trust who are not interested persons of the Trust or the Distributor and who have no direct or indirect financial interest in the distribution plan pursuant to which this Agreement has been authorized (or any agreement thereunder) (the "Independent Trustees") by (a) persons having voting rights in respect of the Trust, by the vote stated in Section 11, voted in accordance
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with the provisions of the Policy, or (b) the Board of Trustees of the Trust.
This Agreement may be terminated at any time without penalty by a majority of the Independent Trustees or by persons having voting rights in respect of the Trust by the vote stated in Section 11.

         Section 13. This Agreement shall terminate automatically if it shall be assigned.

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is given hereby that this Agreement is executed on behalf of the trustees of the Trust as trustees and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of each portfolio.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        THE HUDSON RIVER TRUST

Attest:



  ANDREW L. GANGOLF                     By:  BARBARA J. KRUMSIEK
  ----------------------                   ---------------------------
  Assistant Secretary                        Vice President



                                        EQUITABLE DISTRIBUTORS, INC.

Attest:

GREG BRAKOVICH                          By: JAMES A. SHEPHERDSON
--------------------------              ----------------------------------
Co-President and Co-Chief                   Co-President and Co-Chief
Operating Officer                           Operating Officer



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





                                  SCHEDULE A

                     PORTFOLIOS OF THE HUDSON RIVER TRUST

                            International Portfolio
                               Global Portfolio
                          Aggressive Stock Portfolio
                          Small Cap Growth Portfolio
                            Common Stock Portfolio
                          Growth and Income Portfolio
                          Growth Investors Portfolio
                              Balanced Portfolio
                       Conservative Investors Portfolio
                             High Yield Portfolio
                            Quality Bond Portfolio
                 Intermediate Government Securities Portfolio
                            Equity Index Portfolio
                            Money Market Portfolio


                                 RESTRICTIONS

                                     None